Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-196235

July 21, 2014

PROSPECTUS SUPPLEMENT NO. 2

14,825,000 Shares of Common Stock

This prospectus supplement amends our prospectus dated June 19, 2014, as supplemented on July 15, 2014 (the “Prospectus”) to allow the selling stockholders named in the Prospectus (the “Selling Stockholders”) to resell, from time to time, up to 14,825,000 shares of our common stock. The shares of our common stock covered by the Prospectus (the “Shares”) were issued by us to the selling stockholders in a private placement on May 20, 2014, as more fully described in the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 21, 2014, which is set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PAH.”  The closing sale price on the NYSE for our shares of common stock on July 18, 2014 was $26.74 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Investing in our common stock involves risks.  You should carefully consider the risks that we have described in “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus, before investing in the Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any future prospectus supplement or amendment.  Neither we nor the selling stockholders have authorized anyone to provide you with different information.  The selling stockholders are not making an offer of their Shares in any state where such offer is not permitted.

The date of this Prospectus Supplement No. 2 is July 21, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 15, 2014

Platform Specialty Products Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Blue Lagoon Drive Suite 855 Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Amendment to Debt Commitment Letter

As previously disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2014, Platform Specialty Products Corporation (“Platform”) and Barclays Bank PLC (“Barclays”) entered into a commitment letter (the “Debt Commitment Letter”) for the purposes of financing the acquisition by Platform of Chemtura AgroSolutions, the agrochemicals business of Chemtura Corporation (the “Chemtura Acquisition”), and the fees and expenses in connection therewith, on the terms and subject to the conditions set forth in the Debt Commitment Letter.

On July 15, 2014, Platform and Barclays entered into an amended and restated Debt Commitment Letter (the “Amended and Restated Debt Commitment Letter”), which reduced the maximum commitment under the incremental first lien term loans from $600 million to $405 million and cancelled the initial $120 million commitment under the second lien facility. These amendments resulted from Platform’s improved cash on hand position, primarily as a result of the private placement completed on May 21, 2014. No other material revisions were made to the Debt Commitment Letter, which remains subject to limited conditions precedent to borrowings, including the consummation of the Chemtura Acquisition in accordance with the Stock and Asset Purchase Agreement dated April 16, 2014.

The foregoing description of the Amended and Restated Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Debt Commitment Letter, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Exhibit Title
10.1	Amended and Restated Commitment Letter dated July 15, 2014, between Barclays Bank PLC and Platform Specialty Products Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

July 21, 2014	By: /s/ Frank J. Monteiro
Name: Frank J. Monteiro
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title
10.1	Amended and Restated Commitment Letter dated July 15, 2014, between Barclays Bank PLC and Platform Specialty Products Corporation.